Exhibit 10.20

September 7, 2011

Mr. Byron Boston
XXX Summerwood Drive
Henrico, Virginia 23233

Dear Byron:

Dynex Capital, Inc. (the “Company”) is providing assistance to you in connection with your relocation from Jacksonville to Richmond. The Company has engaged Plus Relocation Services, Inc. (“PLUS”) to assist you in the relocation. Additionally, the Company will provide you with the below additional benefits subject to the terms and conditions herein and your execution of this relocation addendum setting forth our related understanding ( “Relocation Addendum”). The parties acknowledge that this Relocation Addendum is intended to supplement your July 31, 2009 employment agreement (“Employment Agreement”) with the Company only to the limited extent specified herein and that all other terms of your Employment Agreement shall remain in full force and effect.

1.You relocated to Richmond, Virginia in August 2011. All obligations of the Company under this Relocation Addendum are conditioned upon your timely relocation.

2.The Company agrees to reimburse you for all reasonable costs related to shipping of your household goods from Jacksonville, Florida, to Richmond, Virginia, including temporary storage of household goods as may be required, and transportation of vehicles from Jacksonville, Florida, to Richmond, Virginia.

3.The Company agrees to reimburse you for your reasonable living expenses in Richmond, Virginia until the earlier of September 30, 2011, or your house at XXX Shipwatch Drive East, Jacksonville, Florida 32225 (“Jacksonville Residence”) is sold.

4.The Company agrees to provide you with reimbursements for three house hunting trips, a miscellaneous expense allowance (to cover incidental items related to the relocation) and reimburse you for reasonable in-route expenses at the time of the actual move to Richmond, Virginia, as mutually agreed to by both parties. The aggregate amount to be reimbursed and provided by allowance to you pursuant to this Section 4 in calendar year 2011 shall not exceed $21,000.

5.If you are entitled to be paid or reimbursed for any expenses under Sections 2, 3 and 4 of this Relocation Addendum, and such payments or reimbursements are includible in your federal gross taxable income, the amount of such expenses reimbursable or payable in one calendar year shall not affect the amount reimbursable or payable in any other calendar year, and the reimbursement or payment of an eligible expense shall be paid promptly after you provide the Company with documentation of such expense reasonably acceptable to the Company, but in no event will payment be made later than December 31 of the year after the year in which the expense was incurred. The Company will not be obligated to reimburse you for any such expenses or make any payments to you under Sections 2, 3 and 4 of this Relocation Addendum unless you are employed by the Company on the date that the expenses are incurred. Your right to payment and your right to reimbursement of expenses under Sections 2, 3, or 4 of this Relocation Addendum shall expire at the end of one year after the date hereof (and this Relocation Addendum shall only apply to expenses incurred prior to such expiration) unless an earlier expiration is set forth in Sections 2, 3, or 4 of this Relocation Addendum.

6.Subject to the maximum below, the Company agrees to reimburse you for actual costs incurred by you in connection with the sale of the Jacksonville Residence. Subject to the maximum below, the Company also agrees to reimburse you for the closing costs on the purchase of a house in Richmond, Virginia (other than costs related to your financing of such purchase). The amount to be reimbursed for closings costs in this Section 6 shall not exceed $90,000. All reimbursements pursuant to this Section 6 are conditioned on your being employed with the Company at the time that the expense is incurred and on your providing substantiation of such costs to the Company's reasonable satisfaction by no later than December 31,

2011. The Company shall pay such reimbursements to you within 10 days following proper substantiation.

7. In order to compensate you for your agreement to relocate to Richmond, Virginia, subject to formal grant by the Compensation Committee, on or before September 30, 2011, the Company agrees to issue you shares of restricted stock with a fair market value on the date of grant equal to $300,000. The restricted stock will vest to you at a rate of 8.33% on each three month anniversary of the grant until such time that the restricted stock is fully vested which is anticipated to be on the third anniversary of such grant. In the event that your employment with the Company should be terminated for Good Reason or without Cause as those terms are defined in your Employment Agreement, then any unvested restricted stock shares granted under this Section 7 shall immediately become fully (100%) vested on your employment termination date consistent with Section 7(d)(1)(E) of your Employment Agreement. If, however, you should terminate your employment with the Company without Good Reason or the Company should terminate your employment for Cause as those terms are defined in your Employment Agreement prior to full vesting, then you will forfeit any then unvested shares of restricted stock. You and the Company will enter into a separate restricted stock agreement to evidence the grant of the above shares. The restricted stock agreement will provide that any dividends on such shares of restricted stock will be deferred and paid upon their vesting. Further, you will be entitled to vote the shares of restricted stock prior to vesting.

8.The Company agrees to pay, on a fully grossed up basis, the incremental Federal, State, and Local income tax costs incurred by you as a result of the reimbursements and payments described in Sections 2, 3, 4, and 6 above and the restricted stock described in Section 7 above. All such tax liabilities must be documented to the satisfaction of the Company. Any such tax gross-up payment under this Relocation Addendum shall be paid by the Company to you at the time you incur the tax liability, but in no event later than December 31 of the year after the year in which the related taxes are remitted to the applicable taxing authorities.

9.You agree to list the Jacksonville Residence for sale in Jacksonville, Florida at a sales price in the range of $969,000 to $1,059,000. You agree to list the house with a 6.5% listing commission split 3.5% to buyer's agent and 3.0% to listing agent unless the listing agent also represents the buyer, in which case the listing commission will be 5.5% in total.

10.Based on the average of two independent appraisals of the Jacksonville Residence arranged by the Company and you, the current appraised value of the Jacksonville Residence is at least $985,000. If a valid binding contract to sell the Jacksonville Residence is not entered into by October 31, 2011, the Company agrees to purchase the Jacksonville Residence free-and-clear for $811,000 with any additional amount to be paid to you regarding the Jacksonville Residence contingent upon on the ultimate sales price received by the Company in the subsequent sale of the Jacksonville Residence. Subsequent to its purchase by the Company, if the Company sells the Jacksonville Residence to a third party for an amount up to or exceeding $985,000, then the Company will pay you an additional $174,000. If the house sells for greater than $811,000 but less than $985,000, the Company will pay you the excess of the sales price over $811,000. If the sales price is less than $811,000, the Company will not pay you any additional amounts. You will continue to incur all of the costs of owning and maintaining your home, including but not limited to, mortgage debt payments, insurance and taxes, until such time that it is purchased by the Company. The Company may designate PLUS to purchase the Jacksonville Residence on its behalf. You agree to cooperate with PLUS and enter into any agreements that the Company or PLUS may require in order to effectuate the purchase of the house by the Company or PLUS. If you terminate your employment before December 31, 2011, without Good Reason as per your Employment Agreement, you agree to repurchase the Jacksonville Residence at the price paid by the Company plus any reasonable expenses for repaid of the Jacksonville Residence if it has not been sold by the Company by the date of your termination.

11.The intent of the parties to this Relocation Addendum is that payments and benefits under this Relocation Addendum comply with Internal Revenue Code Section 409A and applicable guidance issued thereunder (“Code Section 409A”) or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Relocation Addendum shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding any of the provisions of this Relocation Addendum, the Company shall not be liable to you for any excise taxes or interest if any payment or benefit which is to be provided pursuant to this Relocation Addendum and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A. The gross-up payments set forth in Section 8 above shall not include any excise taxes or other amounts due solely because of a violation of Code Section 409A.

12.This Relocation Addendum sets forth the understanding between the Company and you related to your relocation and all prior agreements and understandings between the Company and you with respect to payments or reimbursements to be made in connection with your relocation are hereby superseded and terminated. This Relocation Addendum will be construed and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to the choice of laws provisions thereof. The invalidity or unenforceability of any provision of this Relocation Addendum will not affect the validity or enforceability of any other provision of this Relocation Addendum. This Relocation Addendum is not a contract of employment.

Please acknowledge your approval and acceptance of this Relocation Addendum by executing and returning to me one of the enclosed copies hereof. This Relocation Addendum, when executed by you and returned to me, will constitute a binding agreement between the Company and you that will be enforceable in accordance with its terms and that cannot be modified or amended or, except as provided herein, terminated other than by a written agreement executed by the Company and you.
Sincerely yours,

/s/ Thomas B. Akin
Thomas B. Akin
Dynex Capital, Inc.
Chairman and Chief Executive Officer

I hereby acknowledge my approval and acceptance of the foregoing Relocation Addendum between Dynex Capital, Inc. and me.
Date:  September 7, 2011
/s/ Byron L. Boston
Byron L. Boston